Exhibit 99.1

iMergent Announces Settlement in California

OREM, Utah, March 12, 2009 -- iMergent, Inc. (AMEX:IIG - News) reported today that a Consent Order and permanent injunction agreed to with the Office of the District Attorney of Ventura County, California and the Attorney General of the State of California was entered on March 10, 2009.

The Consent Order dissolves the temporary injunction entered on August 30, 2007. The temporary injunction was based on a complaint which contended that the Company violated Consumer Protection Laws and mailed solicitations in violation of California statutes. The complaint also claimed that the Company violated the California Seller Assisted Marketing Plans Act (“SAMP Act”). The temporary injunction prohibited the Company from engaging in any sales with an initial required consideration exceeding $500.00 without first registering under the SAMP Act.

The agreed permanent injunction includes the following:

iMergent agrees to register as a SAMP seller. The Company agrees that it will not sell any product with which income representations are made that has an initial required consideration in excess of $500.00 without complying with the SAMP requirements.

There is no finding of wrongdoing.

iMergent is not limited in its ability to conduct business, which does not include income representations, in the State of California. The Company may immediately conduct preview seminars, and hold upgrade seminars once it has filed an accepted SAMP registration.

iMergent agreed to pay fees and refunds totaling $850,000. Any refunds in excess of the agreed amount will be paid on a pro-rata basis. The Company has previously reserved for the settlement amount in its financial statements for prior periods.

iMergent agreed to certain actions intended to clarify its business practices as well as provide certain notices and information to the State of California.

Jeff Korn, iMergent chief legal officer, said, “Once the Court of Appeal of the State of California entered an order affirming the preliminary injunction, and found that the SAMP Act would include any representation, no matter how vague, that the purchaser possibly could make a profit, we determined it was in the best interest of the Company and its shareholders to register as a SAMP. While we believe our position in the litigation was correct, and that we could have ultimately prevailed, if we continued the litigation we would have been unable to transact business in California for a substantial number of years. This settlement puts finality to all the issues raised by the State of California and is a global settlement. The settlement also allows us to sell into the small to medium enterprise market (SME) without the limitations of the SAMP Act so long as there are no earning representations made by the Company.”

Steven G. Mihaylo, iMergent's chief executive officer, said, “We are pleased that we have been able to find a resolution to all of the issues in California. The changes we have made and are continuing to implement in our business model made this resolution possible. We are continuing to review all aspects of our business and we will strive to make improvements in our presentations and practices. It is my desire to move away from the legacy complaints and issues the Company had been engaged in. This resolution is one substantial step in that direction. We expect to resume sales in the California market in the very near future. We will continue to make improvements to our business and we will continue to work to improve shareholder value.”

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the Company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers website development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sell upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information relating to: the terms of the settlement with the State of California, iMergent’s position in the California litigation being correct, that the Company may sell into the small to medium enterprise market (SME) without the limitations of the SAMP Act, that the changes it has made and is continuing to implement in the business model made this resolution possible, that the Company is continuing to review all aspects of its business and will always strive to make improvements in its presentations and practices, the Company resolving legacy issues, the expectation that the Company expects to resume sales in the California market in the near future, that the Company will continue to make improvements to its business and continue to work to improve shareholder value. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the release of this press release, or to reflect the occurrence of unanticipated events.

Contact:

     iMergent, Inc.

     Steven G. Mihaylo, CEO

     801-431-4695

     775-530-3955

     Stevemihaylo@imergentinc.com